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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                    -----------------------------------------
                       (Amendment No. 4 to Schedule 13D)*



                           DARLING INTERNATIONAL, INC.
                           ---------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                  237-266-10-1
                                  ------------
                                 (CUSIP Number)


                            Glenn J. Cocchiola, Esq.
                           Cocchiola & Garelick, P.C.
                               1128 Route 31 North
                                 Echo Hill Plaza
                                Lebanon, NJ 08833
                  ---------------------------------------------
                  (Name, Address and Telephone Number of Person
                authorized to Receive Notices and Communications)


                 April 6, June 11, 25 and 26, and July 11, 2001
             -------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:       [_] Rule 13d-1(b)
                [X] Rule 13d-1(c)
                [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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
                                  SCHEDULE 13G
======================
CUSIP No. 237-266-10-1
======================
===  ===========================================================================
1. Name of Reporting Persons; I.R.S. Identification Nos. of above person (entities only)

     Intermarket Corp.
---  ---------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [_]
---  ---------------------------------------------------------------------------
3    SEC Use Only


---  ---------------------------------------------------------------------------
4    Citizenship or Place of Organization

     NY
---  ---------------------------------------------------------------------------
               5    Sole Voting Power


 Number of     ---  ------------------------------------------------------------
   Shares      6    Shared Voting Power
Beneficially
  Owned by          1,416,104
    Each       ---  ------------------------------------------------------------
 Reporting     7    Sole Dispositive Power
   Person
    With
               ---  ------------------------------------------------------------
               8    Shared Dispositive Power

                    1,416,104
---  ---------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     1,416,104
---  ---------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [_]

---  ---------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     9.08%
---  ---------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     CO
================================================================================

======================
CUSIP No. 237-266-10-1
======================
===  ===========================================================================
1. Name of Reporting Persons; I.R.S. Identification Nos. of above person (entities only)

     Fernwood Associates, L.P.
---  ---------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [_]
---  ---------------------------------------------------------------------------
3    SEC Use Only


---  ---------------------------------------------------------------------------
4    Citizenship or Place of Organization

     DE
---  ---------------------------------------------------------------------------
               5    Sole Voting Power


 Number of     ---  ------------------------------------------------------------
   Shares      6    Shared Voting Power
Beneficially
  Owned by          358,226
    Each       ---  ------------------------------------------------------------
 Reporting     7    Sole Dispositive Power
   Person
    With
               ---  ------------------------------------------------------------
               8    Shared Dispositive Power

                    358,226
---  ---------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     358,226
---  ---------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [_]

---  ---------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     2.30%
---  ---------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     PN
================================================================================

======================
CUSIP No. 237-266-10-1
======================
===  ===========================================================================
1. Name of Reporting Persons; I.R.S. Identification Nos. of above person (entities only)

     Fernwood Restructurings, Limited
---  ---------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [_]
---  ---------------------------------------------------------------------------
3    SEC Use Only


---  ---------------------------------------------------------------------------
4    Citizenship or Place of Organization

     British Virgin Islands
---  ---------------------------------------------------------------------------
               5    Sole Voting Power


 Number of     ---  ------------------------------------------------------------
   Shares      6    Shared Voting Power
Beneficially
  Owned by          1,011,078
    Each       ---  ------------------------------------------------------------
 Reporting     7    Sole Dispositive Power
   Person
    With
               ---  ------------------------------------------------------------
               8    Shared Dispositive Power

                    1,011,078
---  ---------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     1,011,078
---  ---------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [_]

---  ---------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     6.49%
---  ---------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     CO
================================================================================

======================
CUSIP No. 237-266-10-1
======================
===  ===========================================================================
1. Name of Reporting Persons; I.R.S. Identification Nos. of above person (entities only)

     Fernwood Foundation Fund, L.P.
---  ---------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [X]
     (b) [_]
---  ---------------------------------------------------------------------------
3    SEC Use Only


---  ---------------------------------------------------------------------------
4    Citizenship or Place of Organization

     DE
---  ---------------------------------------------------------------------------
               5    Sole Voting Power


 Number of     ---  ------------------------------------------------------------
   Shares      6    Shared Voting Power
Beneficially
  Owned by          46,800
    Each       ---  ------------------------------------------------------------
 Reporting     7    Sole Dispositive Power
   Person
    With
               ---  ------------------------------------------------------------
               8    Shared Dispositive Power

                    46,800
---  ---------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     46,800
---  ---------------------------------------------------------------------------
10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)  [_]

---  ---------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Row (9)

     .30%
---  ---------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     PN
================================================================================

ITEM 1(A).    NAME OF  ISSUER.

              Darling International, Inc.



ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL PLACE OF BUSINESS.

              251 O'Connor Ridge Boulevard
              Suite 300
              Irving, TX 75038



ITEM 2(A).    NAMES OF PERSONS FILING.

              Intermarket Corp. ("Intermarket")
              Fernwood Associates, L.P. ("Associates")
              Fernwood Restructurings, Limited ("Restructurings")
              Fernwood Foundation Fund , L.P. ("Fund").



ITEM 2(B).    ADDRESSES OF PRINCIPAL BUSINESS OFFICES.

              Intermarket: 667 Madison Avenue, New York, New York 10021.

              Associates: 667 Madison Avenue, New York, New York 10021.

              Restructurings: Palm Chambers, P.O. Box 119, Road Town, Tortola, British Virgin Islands.

              Fund: 667 Madison Avenue, New York, New York 10021.



ITEM 2(C).    CITIZENSHIP.

              Intermarket: New York

              Associates: Delaware.

              Restructurings: British Virgin Islands.

              Fund: Delaware



ITEM 2(D).    TITLE OF CLASS OF SECURITIES.

              Common Stock, $.01 par value



ITEM 2(E).    CUSIP NUMBER.

              237-266-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON.

              (a) [ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).
              (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).
              (c) [ ] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).
              (d) [ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).
              (e) [ ] An investment advisor in accordance with
                      240.13d-1(b)(1)(ii)(E);
              (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
              (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
              (j) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(J).



ITEM 4.       OWNERSHIP.

              Intermarket:

              (a)  Amount beneficially owned: 1,416,104
              (b)  Percent of class:  9.08%
              (c)  Number of shares as to which the person has:
                   (i)   Sole power to vote or to direct the vote: 0
                   (ii)  Shared power to vote or to direct the vote: 1,416,104
                   (iii) Sole power to dispose or to direct the disposition
                         of: 0
                   (iv) Shared power to dispose or to direct the disposition of: 1,416,104


              Associates:

              (a)  Amount beneficially owned: 358,226
              (b)  Percent of class: 2.30%
              (c)  Number of shares as to which the person has:
                   (i)   Sole power to vote or to direct the vote: 0
                   (ii)  Shared power to vote or to direct the vote: 358,226
                   (iii) Sole power to dispose or to direct the disposition
                         of: 0
                   (iv) Shared power to dispose or to direct the disposition of: 358,226

              Restructurings:

              (a)  Amount beneficially owned: 1,011,078
              (b)  Percent of class: 6.49%
              (c)  Number of shares as to which the person has:
                   (i)   Sole power to vote or to direct the vote: 0
                   (ii)  Shared power to vote or to direct the vote: 1,011,078
                   (iii) Sole power to dispose or to direct the disposition
                         of: 0
                   (iv) Shared power to dispose or to direct the disposition of: 1,011,078


              Fund:

              (a)  Amount beneficially owned: 46,800
              (b)  Percent of class: .30%
              (c)  Number of shares as to which the person has:
                   (i)   Sole power to vote or to direct the vote: 0
                   (ii)  Shared power to vote or to direct the vote: 46,800
                   (iii) Sole power to dispose or to direct the disposition
                         of: 0
                   (iv) Shared power to dispose or to direct the disposition of: 46,800



ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [_]



ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not applicable.



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable.



ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.



ITEM 10.      CERTIFICATIONS

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                               February 1, 2002


                                               INTERMARKET CORP.

                                               By: /s/ David B.Forer
                                               David B. Forer, President



                                               FERNWOOD ASSOCIATES, L.P.

                                               By: /s/ David B. Forer
                                               David B. Forer, General Partner



                                               FERNWOOD RESTRUCTURINGS, LIMITED

                                               By: /s/ David B. Forer
                                               David B. Forer, Director



                                               FERNWOOD FOUNDATION FUND, L.P.

                                               By: /s/ David B. Forer
                                               David B. Forer, General Partner



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).